EXHIBIT 21

QUIXOTE CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY
as of June 30, 2009

QUIXOTE CORPORATION (PARENT)	Jurisdiction Under Which Organized
Quixote Transportation Safety, Inc.	Delaware
TranSafe Corporation	Delaware
Nu-Metrics, Inc.	Pennsylvania
Highway Information Systems, Inc.	Delaware
Surface Systems, Inc.	Missouri
Sensing Systems, Ltd.	United Kingdom
Quixote Transportation Safety Mexico S. de R.L. de C.V.	Mexico
Energy Absorption Systems, Inc.	Delaware
E-Tech Testing Services, Inc.	Delaware
Energy Absorption Systems (Europe), Inc.	Delaware
Quixote Asia Pacific, Inc.	Delaware
Quixote Europe, Inc.	Delaware
Energy Absorption Systems (AL) LLC	Delaware
Quixote International Enterprises, LLC.	Delaware
Quixote (Beijing) Co., Ltd	Peoples Republic of China
Quixote (Hong Kong) Limited	Hong Kong
Quixote Transportation Technologies, Inc.	Delaware
Quixote Latin America, Inc.	Delaware
Quixote Middle East/Africa, Inc.	Delaware
Quixote Middle East LLC	UAE

        Quixote Transportation Safety, Inc., Quixote Transportation Technologies, Inc., Quixote Latin America, Inc. and Quixote Middle East/Africa, Inc. are wholly-owned by Quixote Corporation.

        TranSafe Corporation, Surface Systems, Inc., Energy Absorption Systems, Inc., Quixote (Hong Kong) Limited, and Quixote International Enterprises, LLC are wholly-owned by Quixote Transportation Safety, Inc.

        Quixote Transportation Safety Mexico S. de R.L. de C.V. is a wholly-owned subsidiary of Quixote Transportation Safety, Inc. and Quixote Latin America, Inc.

        All subsidiaries listed under TranSafe Corporation, Surface Systems, Inc., Energy Absorption Systems, Inc., Quixote Middle East/Africa, Inc. and Quixote International Enterprises, LLC are wholly-owned by those corporations.